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                                                                   Exhibit 10.10

November 9, 1998


Robert M. Shapiro
4087 Cranbrook Court
Bloomfield Hills, MI  48301

Dear Robert:

I am pleased to confirm our offer to you with Autoweb.com (the "Company") in the position of Vice President, Business Development and Advertising Sales. This letter is intended to set forth the terms and conditions of Autoweb.com's offer of employment.

Your employment as Vice President, Business Development and Advertising Sales will commence on December 7, 1998 or sooner with a semi-monthly rate of $5,000.00, which is equivalent in $120,000.00 annually. You will also be eligible for a bonus paid out quarterly of up to $80,000.00 annually. Terms and conditions to be established within 45 days of hire.

To assist you in your relocation to Santa Clara, CA, Autoweb.com will provide up to $35,000.00 in relocation expenses. If you voluntary terminate or are terminated with cause before completing one (1) year of employment following your annual start date, you agree to reimburse Autoweb.com or have deducted from any money due you this relocation advance. We will recover at the rate of 1/12 per month, therefore if you leave the Company after one year there will be no recovery. You will assume tax consequences for any relocation money paid to you or on your behalf in compliance with IRS regulations regarding moving expenses.

The first 90 days of employment are considered an introductory period. You will be eligible to receive certain employee benefits including health, vision and dental insurance effective your first day of employment, and our 401(k) plan effective at a later date. You will also be eligible for fifteen days of Paid Time Off (PTO) and ten paid holidays per year. You will also be entitled to 35,000 shares of stock options, which will vest over a four-year period and will be more fully detailed in documentation to be supplied to you after your arrival at Autoweb.com.

If you choose to accept this offer, year employment with the Company will be voluntarily entered into and will be for no specified period. As a result, you will be free to resign at any time, for any reason or for no reason, as you deem appropriate. The Company will have a similar right and may conclude its employment relationship with you at any time, with or without cause.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire. Because of this federal law, our employment offer must be contingent upon your timely provision of information for immigration purposes. Please let us know as quickly as possible if

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Robert M. Shapiro
4087 Cranbrook Court
Page 2


you foresee some delay in obtaining the necessary documents, so that we can do whatever we can to help. Your employment offer is also contingent upon the completion of an application and the results of a Background Check as authorized in your application.

In the event of any dispute or claim relating to or arising out of our employment relationship, this agreement, or the termination of our employment relationship (including, but not limited to, any claims of wrongful termination or age, sex, disability, rate or other discrimination), you and the Company agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in San Mateo County, California, and we waive our rights to have such disputes tried by a court or jury. However, we agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company's trade secrets or proprietary information.

To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me as soon as possible. I have enclosed a duplicate original for your records. You will be required to sign an Employee Inventions and Proprietary Rights Assignment Agreement and an Employee Non Disclosure Agreement as a condition of your employment. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except through a written agreement signed by the Company. This offer will expire 11/12/98.

We look forward to working with you at Autoweb.com. Welcome aboard!

                                       Sincerely,

                                       /s/ Payam Zamani
                                       ---------------------------
                                       Payam Zamani
                                       Co-Founder, President & CEO

AGREED TO AND ACCEPTED:

/s/ Robert M. Shapiro
-------------------------
Robert M. Shapiro